As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-285172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-285172

Under

THE SECURITIES ACT OF 1933

Kenvue LLC

(as successor in interest to Kenvue Inc.)

(Exact name of registrant as specified in its charter)

Delaware	41-4608022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Kenvue Way

Summit, New Jersey 07901

(972) 281-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suzana Blades

Senior Vice President and General Counsel

Kimberly-Clark Corporation

P.O. Box 619100

Dallas, Texas 75261-9100

(972) 281-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rachel W. Sheridan, P.C.

Shagufa R. Hossain, P.C.

Asher Qazi

Kirkland & Ellis LLP

1301 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 389-5000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Kenvue LLC, a Delaware limited liability company (the “Company”), as successor in interest to Kenvue Inc., a Delaware corporation (“Kenvue”), relates to the Registration Statement on Form S-3ASR (File No. 333-285172) filed by Kenvue with the Securities and Exchange Commission on February 24, 2025 (the “Registration Statement”). The Registration Statement pertains to the registration of an indeterminate amount of Kenvue’s senior debt securities, preferred stock, common stock, depositary shares and warrants.

On November 2, 2026, Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), completed its previously announced acquisition of Kenvue, pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Merger Agreement”), by and among Kenvue, Kimberly-Clark, Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kimberly-Clark (“First Merger Sub”), and the Company (formerly known as Vesta Sub II, LLC), a direct wholly owned subsidiary of Kimberly-Clark. Pursuant to the Merger Agreement, (a) First Merger Sub merged with and into Kenvue (the “First Merger”), with Kenvue surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and (b) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company merged with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company surviving as a direct wholly owned subsidiary of Kimberly-Clark and renamed as “Kenvue LLC.”

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Mergers, Kenvue has terminated any and all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertaking made by Kenvue in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company, as successor in interest to Kenvue, hereby removes from registration any and all securities of Kenvue registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company, as successor in interest to Kenvue, hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 2, 2026.

KENVUE LLC (as successor in interest to Kenvue Inc.)

By:	/s/ Jeffrey S. McFall
Jeffrey S. McFall
Assistant Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.